Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES FISCAL 2017 THIRD QUARTER
FINANCIAL RESULTS

Record Quarterly Net Sales, Orders and Net Earnings

WALLA WALLA, WA., July 27, 2017 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for its fiscal 2017 third quarter, ended June 30, 2017.

Third Quarter Overview
Net sales for the three months ended June 30, 2017 totaled $44.7 million, compared to $36.2 million recorded in the corresponding quarter last year. The Company reported net earnings for the quarter of $3.0 million, or $0.47 per diluted share, compared to net earnings of $1.0 million, or $0.16 per diluted share, in the same period a year ago.

Gross profit for the third quarter of fiscal 2017 was $15.7 million, compared to $10.7 million in the corresponding period last year. As a percentage of net sales, gross profit was 35.2% and 29.4% in the third quarter of fiscal 2017 and 2016, respectively. Operating expenses for the quarter ended June 30, 2017 were $10.8 million, or 24.2% of net sales, compared to $8.9 million, or 24.5% of net sales, in the same quarter last year.

Nine Month Year-to-Date Overview
Net sales for the nine months ended June 30, 2017 were $99.4 million, compared with $89.5 million for the comparable period in fiscal 2016. The Company reported net earnings for the fiscal 2017 nine-month period of $2.8 million, or $0.44 per diluted share, compared to a net loss of $1.2 million, or $0.19 per diluted share, for the corresponding nine-month period in fiscal 2016.

For the nine-month period ended June 30, 2017, gross profit was $34.0 million, compared to $26.1 million for the same nine-month period of fiscal 2016, or 34.3% and 29.2% of net sales, respectively. Operating expenses for the nine-month period ended June 30, 2017 were $29.1 million, or 29.3% of net sales, compared to $27.4 million, or 30.6% of net sales, for the corresponding period of fiscal 2016.

Jack Ehren, President and CEO stated, "We are pleased with our overall financial and operating results for the third quarter. For the 2017 third fiscal quarter and year-to-date, we achieved significantly higher net sales, gross margins and operating results compared to the same periods in the prior fiscal year. Our record quarterly net sales of $44.7 million and our gross margin of 35%, compared to the prior year's third quarter of 29%, both significantly contributed to our record quarterly net earnings in the third quarter."

Orders and Backlog
Key's backlog at the end of the third quarter of fiscal 2017 was $52.1 million, compared to $33.9 million one year ago. New orders received during the third quarter were $41.8 million, compared to $32.0 million in the corresponding period last year. New orders for the nine months ended June 30, 2017 were $110.2 million, compared to $92.3 million for the corresponding period in fiscal 2016.

Ehren commented, "Our third quarter orders were the highest quarterly order level in our Company's history. We have also now delivered nine consecutive quarters of year-over-year quarterly order growth. Our ending backlog of $52.1 million, up 53% over the prior year's third quarter ending backlog, was second only to the $54.4 million backlog at the end of the second quarter of fiscal 2017."

Ehren further commented, "We have continued to leverage our investments and to build on our prior fiscal year's record order levels in the EMEIA region, with third quarter and year-to-date EMEIA orders in Euros increasing by 104% and 72%, respectively, over the same periods in the prior fiscal year. The last four quarters have been our largest four individual EMEIA bookings quarters ever. North America was our largest order contributing region in the third quarter, also recording one of the largest quarterly orders levels ever for this region. Orders in North America included approximately $8 million associated with a new plant expansion by a significant North American potato processor. Total orders for the third quarter also included $8 million associated with multiple global projects from another major world-wide potato processor."

Conclusion
Ehren concluded, “Our significant backlog at the end of the third quarter positions Key well for the fourth quarter and into fiscal 2018. In addition, we continue to see significant global opportunities for our industry-leading solutions, including continued solid penetration of our VERYX platform, in all of our core markets. We remain focused on the execution of our long-term strategy and the generation of attractive returns for the Company and our shareholders."

Conference Call
The Company's conference call related to the fiscal 2017 third quarter can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, July 27, 2017.

To access the call and audio webcast:

Phone --	Q&A participation:
Toll-Free: 877-341-5668 International: 224-357-2205
Internet --	Audio webcast:
http://edge.media-server.com/m/p/xbc8twvb
Replay --	Available through August 11, 2017
http://edge.media-server.com/m/p/xbc8twvb

About Key Technology
Key Technology (NASDAQ: KTEC) is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. An ISO-9001 certified company, Key manufactures its products at its headquarters in Walla Walla, Washington, USA; and in Beusichem, the Netherlands; Hasselt, Belgium; and Redmond, Oregon, USA. Key offers customer demonstration and testing services at five locations including Walla Walla, Beusichem, and Hasselt as well as Sacramento, California, USA and Melbourne, Australia; and maintains a sales and service office in Santiago de Queretaro, Mexico.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive, governmental, and other risks and uncertainties. These risks and uncertainties include, among other things: factors that could increase our cost of operations and reduce gross margins and profitability, including expanding into new markets, undertaking complex projects and applications, increasing research and development expenses, and offering increasingly integrated products; acquisitions that may harm our operating results; failure of our existing and new products to compete successfully, which could result in the loss of market share and a decrease in our sales and profits; significant investments in unsuccessful research and development efforts; industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2016. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact
Jeff Siegal
Senior Vice President and CFO
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362
Tel: +1 509-394-3300
Email: jsiegal@key.net
URL: www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

(Financial Tables to Follow)

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016

Net sales	$44,650	$36,207	$99,368	$89,520
Cost of sales	28,917	25,553	65,322	63,417
Gross profit	15,733	10,654	34,046	26,103
Operating expenses:
Sales and marketing	5,282	4,135	14,107	12,293
Research and development	3,272	2,719	8,292	7,911
General and administrative	2,040	1,781	6,051	6,261
Amortization of intangibles	204	235	646	887
Total operating expenses	10,798	8,870	29,096	27,352
Gain (loss) on disposition of assets	(5)	13	(3)	10
Income (loss) from operations	4,930	1,797	4,947	(1,239)
Other income (expense)	(326)	(228)	(647)	(758)
Earnings (loss) before income taxes	4,604	1,569	4,300	(1,997)
Income tax expense (benefit)	1,565	534	1,462	(784)
Net earnings (loss)	$3,039	$1,035	$2,838	$(1,213)
Net earnings (loss) per share
- basic	$0.47	$0.16	$0.44	$(0.19)
- diluted	$0.47	$0.16	$0.44	$(0.19)

Shares used in per share calculations - basic	6,486	6,369	6,434	6,309
Shares used in per share calculations - diluted	6,486	6,369	6,434	6,309

Key Technology, Inc. and Subsidiaries
Balance Sheet Information
(Unaudited, in thousands)

	June 30, 2017	September 30, 2016
Cash and cash equivalents	$10,297	$10,491
Trade accounts receivable, net	17,397	14,024
Inventories	39,792	30,687
Deferred income taxes	4,373	3,934
Prepaid expenses and other assets	4,577	3,285
Total current assets	76,436	62,421
Property, plant and equipment, net	13,140	13,789
Deferred income taxes	1,897	3,001
Goodwill	10,335	10,277
Investment in Proditec	1,127	1,127
Intangibles and other assets, net	4,655	5,369
Total assets	$107,590	$95,984

Accounts payable	$9,931	$7,381
Accrued payroll liabilities and commissions	7,264	4,932
Customers' deposits	10,231	9,139
Accrued customer support and warranty costs	2,185	2,197
Customer purchase plans	1,032	1,124
Income taxes payable	1,003	—
Current portion of long-term debt	429	587
Other accrued liabilities	2,817	956
Total current liabilities	34,892	26,316
Long-term debt	4,269	4,565
Deferred income taxes	1,532	1,761
Other long-term liabilities	243	348
Shareholders' equity:
Common stock	34,769	34,237
Retained earnings and other shareholders' equity	31,885	28,757
Total shareholders' equity	66,654	62,994
Total liabilities and shareholder's equity	$107,590	$95,984

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